Exhibit 2.1


                            Asset Purchase Agreement

                                                                     Exhibit 2.1


Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. Redacted portions are indicated with the notation "*****"


                            ASSET PURCHASE AGREEMENT


            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 10th day of February, 2003, by and among L90, Inc., a Delaware corporation doing business as "MaxWorldwide" ("Seller"), American List Counsel, Inc., a New Jersey corporation ("Parent"), and Data Marketing New England, Inc., a New Jersey corporation ("Purchaser").

                                 R E C I T A L S
                                 ---------------


            A. Pursuant to an Asset Purchase Agreement dated May 14, 2002 by and among Seller, Henry A. Cousineau III and Novus List Marketing, L.L.C., a Minnesota limited liability company, Seller acquired, and now operates, a traditional, offline list marketing services business, consisting of list management services, database enhancement services, list rental fulfillment services, modeling and analytical services and list maintenance hygiene services but expressly excluding email list management, email brokerage and all other online services. Such traditional, offline list marketing services business is referred to herein as the "Business."

            B. Purchaser is a wholly-owned subsidiary of Parent.

            C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets of the Business, as more particularly described below.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby mutually covenant and agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

      1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all liens, mortgages, charges, security interests, claims, restrictions, easements and encumbrances of any kind or nature whatsoever (collectively, "Liens"), other than Permitted Liens, Seller's assets, properties and rights used primarily in the Business that are set forth in subsection 1.1.1 below, all of which are collectively referred to herein as the "Assets." "Permitted Liens" shall mean (a) Liens for Taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar Liens, if the obligations secured by such


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Liens  are  not  then  delinquent  or are  being  contested  in  good  faith  by appropriate proceedings; (c) Liens incidental to the conduct of the business of Seller which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of the Business; and (d) such other Liens as are listed in
Schedule 1.1 annexed hereto. Notwithstanding the foregoing, no Lien shall be a Permitted Lien if such Lien materially impacts the value or usefulness of the Assets to which it is attached unless such Lien is identified in Schedule 1.1 by a designation that expressly states that such Lien may materially impact the value or usefulness of the Assets to which it is attached.

            1.1.1  Assets. The Assets shall consist of the following:

                        (a) the equipment, machinery and other tangible personal property used primarily in the Business (collectively, the "Equipment"), including without limitation the Equipment set forth in Schedule 1.1.1(a), and all manufacturers' warranties, if any, express or implied, existing for the benefit of Seller in connection with the Equipment to the extent transferable;

                        (b) all of Seller's patents, patent applications, trademarks (both registered and unregistered), tradenames, copyrighted works (both registered and unregistered), trade secrets (including those trade secrets previously used, currently used or intended in the future to be used by the Seller in the Business), product development rights, permits, licenses and other intangible assets used in the Business set forth on Schedule 1.1.1(b) annexed hereto, including all registrations and applications to register such intangible assets;

                        (c)  all  notes   receivable  and  accounts   receivable
relating to the Contracts (as defined herein) assigned to the Purchaser hereunder, together with all related agreements, collateral, guarantees, security interests and other Liens and all rights of, or amounts owing to, Seller relating primarily to the Business (collectively, the "Accounts Receivable");

                        (d) the prepaid expenses and deposits relating primarily to the Business set forth on Schedule 1.1.1(d) annexed hereto;

                        (e) all of Seller's right, title and interest under customer orders, commitments, customer contracts, equipment, furniture and personal property leases, bids, contracts, license agreements, distributor agreements and other agreements ("Contracts") of Seller relating primarily to the Business, including list management agreements, agreements for the purchase of AMSS Software services, fulfillment orders, insertion orders, other customer orders and all other Material Contracts (as hereinafter defined); subject to
Seller's retention of rights necessary to fulfill its indemnification obligations with respect to the Contracts as set forth in Article VI below;


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                        (f) all  rights  of  Seller  under  or  pursuant  to all
warranties, representations and guarantees made by suppliers in connection with products or services furnished to Seller relating primarily to the Business;

                        (g) all of the books and records relating primarily to the Assets or primarily to the Business, including, without limitation, sales and promotional literature, manuals and data, sales and purchase correspondence, vendor lists, catalogs or research material and billing and collections information;

                        (h) all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties related primarily to the Assets and the Assumed Liabilities (as defined below);

                        (i) all of Seller's leasehold and other interests in the real estate and leases described in Schedule 3.5.2 annexed hereto; and

                        (j) all goodwill and other intangible assets generated by or associated with the Assets set forth in subparagraphs (a) through (i) above.

      For purposes of this Agreement and the Schedules annexed hereto, the "AMSS Software" shall mean the A.M.S.S. Advanced Marketing Selectivity System owned by Seller, including, without limitation, all the related executable files, source code, object code, documentation and databases.

            1.1.2 Excluded Assets. All assets and properties of Seller other than the Assets (collectively, the "Excluded Assets") shall be excluded from the Assets, which Excluded Assets shall include, without limitation:

                        (a) Seller's corporate record books; provided, however, that Purchaser shall have a right to retain copies of, and use, any corporate record books of Seller relating primarily to the Business;

                        (b) Seller's cash and cash equivalents;

                        (c) subject to the rights expressly granted to Purchaser and Parent herein pursuant to Section 5.5 hereof, Seller's right, title and interest to the "MaxWorldwide," "Max," "MaxOnline" and "MaxDirect" names and marks and all derivatives of the same and all of the Seller's domain names;

                        (d) Seller's rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties related to the Excluded Liabilities (as defined below);

                        (e) Seller's right, title and interest under Seller's insurance policies;


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                        (f) Seller's right, title and interest under the offline
and e-mail list management agreement between Seller and CarPrices.com;

                        (g) all assets and any rights under any plan or any agreement relating to employee benefits, employment or compensation of Seller or its respective employees;

                        (h) subject to Purchaser's rights (which Seller shall not unreasonably impede) at Purchaser's sole expense to obtain electronic and written copies of all data regarding the Business included in Seller's Clipper and Mercury software as of the date hereof and subject to the Purchaser's rights under the Transition Services Agreement (as defined herein), all Seller's right, title and interest to its Clipper and Mercury software; and

                        (i) the letter of credit provided by the Seller pursuant to its Parenting list management agreement (the "Letter of Credit"), which Letter of Credit Seller agrees to maintain in place for ninety (90) days after the Closing.

            1.1.3 Limited Assumption of Liabilities. Subject to the terms and conditions of this Agreement, upon consummation of the Closing, Purchaser shall assume, and agrees to pay, perform and discharge in due course, all of the liabilities and obligations of Seller set forth in Schedule 1.1.3 hereto (collectively, the "Assumed Liabilities").

            1.1.4  Limitations.  EXCEPT FOR THE ASSUMED LIABILITIES SET FORTH IN
SECTION 1.1.3, NEITHER PURCHASER NOR PARENT SHALL ASSUME OR DISCHARGE ANY DEBTS, OBLIGATIONS, LIABILITIES OR COMMITMENTS OF SELLER OR THE BUSINESS, WHETHER ACCRUED NOW OR HEREAFTER, WHETHER FIXED OR CONTINGENT, AND WHETHER KNOWN OR UNKNOWN (the "Excluded Liabilities").

      1.2 Purchase Price. Subject to the terms and conditions set forth herein and in partial consideration for the sale, transfer, assignment, conveyance and delivery of the Assets, (i) at the Closing, Purchaser shall pay to Seller the Closing Cash Consideration (as defined below) in accordance with the provisions of Section 1.2.1 below, (ii) subsequent to the Closing, Purchaser shall pay to the Seller the Additional Cash Consideration (as defined below) in accordance with the provisions of Section 1.2.2 below and (iii) subsequent to the Closing, Purchaser shall pay to the Seller the Earnout (as defined below), if any, in accordance with the provisions of Section 1.2.3 below. The Closing Cash Consideration, the Additional Cash Consideration and the Earnout are hereinafter referred to collectively as the "Purchase Price."

            1.2.1 At Closing, Purchaser shall pay to Seller an aggregate amount of Two Million Dollars ($2,000,000) (the "Closing Cash Consideration") by wire transfer of immediately available funds to an account designated in writing by Seller or by certified or bank cashier's check.


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            1.2.2  During the period  beginning  on the Closing  Date and ending one (1) year following the Closing Date (the "Collection Period"), Purchaser shall pay to the Seller, or such other Person as Seller may direct, within fifteen (15) days following the end of each calendar month (each, a "Collection Month") during the Collection Period, an amount equal to the product obtained by multiplying (A) the Applicable Percentage (as defined below) by (B) the excess (the "Excess Amount") of (x) the sum of all amounts collected or received by Purchaser or Parent (the "Collected Accounts Receivable") during such Collection Month from the Accounts Receivable acquired by Purchaser pursuant to this Agreement and (y) the sum of the accounts payable amounts assumed by the Purchaser pursuant to this Agreement, if any, directly related to such Collected Accounts Receivable to be paid or payable to the list owners as provided in the applicable Contracts with such list owners. For purposes of clarity and as illustrated below, where only a percentage of the Account Receivable is
collected  in  any  particular  month  or  during  the  Collection   Period,  as
applicable, only that percentage of the account payable directly related to such Collected Accounts Receivable shall be deemed paid or payable during the applicable month or the Collection Period, as applicable, for purposes of determining the Excess Amount by which to multiply the Applicable Percentage.

            For purposes of this Section 1.2.2, the "Applicable Percentage" shall equal ninety-two and one half percent (92.5%) with respect to all Collected Accounts Receivable collected or received by Purchaser or Parent during the first six (6) months of the Collection Period and shall equal forty-six and one-quarter percent (46.25%) with respect to all Collected Accounts Receivable collected or received by Purchaser or Parent during the last six (6) months of the Collection Period. In addition, for purposes of this
Section 1.2.2, in calculating any Collected Accounts Receivable amount, third party collection fees and expenses (if any) paid or payable by Purchaser or Parent in connection with the collection of such Collected Account Receivable shall not be taken into account if such fees are incurred during the first six
(6) months of the Collection Period, and third party collection fees and expenses (if any) paid or payable by Purchaser or Parent in connection with the collection of such Collected Accounts Receivable shall be taken into account if such fees are incurred during the last six (6) months of the Collection Period.

            For illustrative purposes only, if Purchaser acquires an Account Receivable for $100.00 and assumes a related account payable to a list owner for $90.00, then for every $1.00 collected or received by Purchaser or Parent during the first six (6) months of the Collection Period with respect to such Account Receivable, the Excess Amount with respect to such dollar would be equal to $0.10 and Purchaser shall pay to Seller $0.0925 within fifteen (15) days following the end of the calendar month during which such dollar was collected or received by Purchaser or Parent and for every $1.00 collected or received by Purchaser or Parent during the last six (6) months of the Collection Period with respect to such Account Receivable, the Excess Amount with respect to such dollar would be $0.10 and Purchaser shall pay to Seller $0.04625 within fifteen
(15) days following the end of the calendar month during which such dollar was collected or received by Purchaser or Parent. In this example, if Purchaser collected $50.00 with respect to such $100.00 Account Receivable during the first month of the Collection Period, then Purchaser shall pay to Seller


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$4.625 within  fifteen (15) days  following the end of the calendar month during which such amount was collected or received by Purchaser or Parent, and if Purchaser collected $50.00 with respect to such $100.00 Account Receivable during the seventh month of the Collection Period, then Purchaser would pay to Seller $2.3125 within fifteen (15) days following the end of the calendar month during which such amount was collected or received by Purchaser or Parent. In addition, if in the above example Purchaser collected the $50.00 during the first six months of the Collection Period with the assistance of a third party collection agency and paid such collection agency $10.00, then Purchaser would be deemed to have received $50.00 for purposes of the Collected Accounts
Receivable and the collection fees would be disregarded. If, however, such collection was made during the last six (6) months of the Collection Period, then such collection fees would be taken into account and Purchaser would be
deemed  to  have  received  $40.00  for  purposes  of  the  Collected   Accounts
Receivable.

            Purchaser acknowledges and agrees that if, during the Collection Period, it or Parent should collect or receive any amount from a client with whom Purchaser has an outstanding account receivable balance, then such collected amount shall be treated as a Collected Accounts Receivable for which payment shall be made by Purchaser to Seller pursuant to this Section 1.2.2 if
(x) such client designates that its payment is being made against an Account Receivable acquired by Purchaser hereunder or (y) in the absence of any designation by such client, if Purchaser determines (in accordance with this
Section 1.2.2) that client intends such payment to be made against an Account Receivable acquired by Purchaser. If (a) such client designates that its payment is being made against an account receivable that was not acquired by Purchaser hereunder, or (b) in the absence of any designation by such client, if Purchaser determines (in accordance with this Section 1.2.2) that client does not intend such payment to be made against an Account Receivable acquired by Purchaser hereunder, then such payment shall not be treated as a Collected Accounts Receivable for which payment shall be made pursuant to this Section 1.2.2. If such client fails to specify whether such payment is being made against an outstanding Account Receivable balance or fails to specify which account receivable balance is being paid if there is more than one account receivable balance applicable to such client, Purchaser shall act in good faith and reasonably to determine whether such client intends such payment to be made against an outstanding Account Receivable acquired by Purchaser hereunder and, if there is more than one account receivable balance applicable to such client, which account receivable balance is being paid. In all instances, the specification made by each client as to which account receivable it is paying shall be binding on the parties hereto for purposes of this Section 1.2.2. The sum of all payments made to Seller under this Section 1.2.2 shall be referred to as the "Additional Cash Consideration." It is understood that amounts collected by Purchaser or Parent after the Collection Period on the Accounts Receivable purchased by Purchaser hereunder shall be the property of Purchaser and shall not be subject to the provisions of this Section 1.2.2. For purposes of this Agreement, "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, any national, federal, state, municipal, local, territorial, foreign or other government or any


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department,   commission,   board,  bureau,  agency,   regulatory  authority  or
instrumentality thereof, any court, judicial, administrative or arbitral body or public or private tribunal or other entity.

            During the Collection Period, Purchaser shall treat, and use the same efforts to collect, all Accounts Receivable acquired by Purchaser pursuant to this Agreement in the same manner as Parent treats and attempts to collect its own accounts receivable. Within fifteen (15) days following the end of each calendar month during the Collection Period, Purchaser shall provide a written report to Seller with each payment of Additional Cash Consideration for the calendar month preceding such report, each such report to show in reasonable detail the customer payment information, including the individual amounts received by Purchaser, customer names and invoice numbers. Purchaser further agrees that during the Collection Period, it shall accurately and fairly maintain its books of accounts and records in accordance with GAAP (as defined below). In addition, during the Collection Period, Purchaser shall permit Seller and its representatives to have access to and to examine Purchaser's books and records (and to copy and make extracts therefrom) at such reasonable times and intervals as Seller may request for purposes of reviewing the Additional Cash Consideration payments paid or payable by Purchaser.

            1.2.3  Earnout Provision.

                        (a) As additional consideration for the Assets, Seller shall have the right to receive additional cash (the "Earnout"), payable, if applicable, in accordance with the terms of this Section 1.2.3.

                        (b) For purposes of this Agreement, "Revenue" shall mean all revenue (calculated in accordance with GAAP whether or not such revenue is collected, provided, however, that with respect to amounts invoiced prior to the Closing relating to mailings occurring after the Closing, the term "Revenue" shall not include any such amounts except to the extent collected by Purchaser or Parent) generated from billings, exchange charges, analytical charges and mail fulfillment charges (collectively, "Sales"): (i) related to or arising from the operation of the Assets (including without limitation, all Revenue generated hereunder at any place by any Person from Sales related to or arising under the list management Contracts assigned hereunder or the AMSS Software acquired),
(ii) to the extent not included in clause (i) above, related to or arising out of the office or the analytical and mail fulfillment team presently located at 7616 Currell Boulevard, Woodbury, MN 55125 (the "Minnesota Office") or such future location to which such office or analytical and mail fulfillment team may move and (iii) to the extent not included in clause (i) above, related to or arising out of the work of the sales team (the "Max Sales Team") operating under Britt Vatne's management (including any successor to Ms. Vatne) presently located at 400 Columbus Avenue, Valhalla, NY 10595 (the "Valhalla Office") or such future location to which such sales team may move (including future sales people hired with respect to the Max Sales Team or future sales people reporting under Britt Vatne (or any successor to Ms. Vatne) (whether to replace any former Max Sales Team employee or as an addition to the


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Max Sales Team)).  Parent and Purchaser agree to maintain the separate existence of the Max Sales Team for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date; provided, however, that neither Purchaser nor Parent shall be prohibited from terminating in good faith without cause the employment of any Max Sales Team employee or from terminating with cause the employment of any Max Sales Team employee.


                        (c) If Revenue during the first 365 days after the Closing Date (the "Earnout Period") is equal to at least $2,500,000 (the "First Target"), then Purchaser shall pay to Seller an amount equal to $500,000 (the "First Earnout"). If Revenue during the Earnout Period is equal to at least $3,500,000 (the "Second Target"), then Purchaser shall pay to Seller an amount, in addition to the First Earnout, equal to $1,000,000 (the "Second Earnout" and, together with the First Earnout, the "Earnout"); provided, however, that the Second Earnout shall be increased an additional $0.50 for every $1.00 that the Revenue for the Earnout Period exceeds the Second Target. In the event that Revenue during the Earnout Period is less than the First Target, no First Earnout shall be payable by Purchaser or Parent hereunder, and in the event that Revenue during the Earnout Period is less than the Second Target, no Second Earnout shall be payable by Purchaser or Parent hereunder.

                        (d) The Earnout, if any, shall be promptly paid by Purchaser to Seller, or to such Persons as Seller may direct, as follows:

                           (i) The First  Earnout  shall be paid  within  thirty
(30) days after the date on which Revenue exceeds $2,500,000; and

                           (ii)  The  Second  Earnout  shall  be paid in two (2)
equal installments on the ninetieth (90th) and one hundred and twentieth (120th) days after the end of the Earnout Period.

To the extent Seller disputes Purchaser's calculation of the Earnout, Seller and Purchaser shall negotiate in good faith for thirty (30) days to resolve such dispute and payment of the Earnout shall be deferred until such dispute is resolved. Notwithstanding the provisions of Article VI hereof, to the extent Seller and Purchaser are unable to resolve such dispute within such 30 day period, Seller and Purchaser shall select a mutually acceptable nationally recognized independent accounting firm (other than an accounting firm then engaged by Seller or Purchaser) to resolve such dispute within thirty (30) days after submission of all applicable materials by the parties. The determination of such accounting firm as to the calculation of the Earnout shall be conclusive and binding upon the parties for purposes of this Section 1.2.3. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser.

      1.3 Transferee Liability. The parties hereto acknowledge and agree that:

                        (a) all consent fees, sales Tax, use, excise, transfer, value added and similar Taxes and assignment or transfer fees, and other fees and charges and Taxes


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payable in connection with the transactions  contemplated  hereby, if any, shall be paid by Seller; and

                        (b) all Federal and state income Taxes, if any, incurred by Purchaser or Seller shall be borne by the party incurring such Taxes.


                                   ARTICLE II.
                                   THE CLOSING
                                   -----------

      2.1 Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") concurrently with the execution of this Agreement at the offices of Paul, Hastings, Janofsky & Walker, LLP, 75 E. 55th Street, New York, NY 10022, New York, New York or on such other date and such other place as the parties shall mutually agree (the "Closing Date").

      2.2 Deliveries of Purchaser. At the Closing and subject to the terms and conditions set forth herein, Purchaser shall:

            2.2.1 assume the Assumed Liabilities, and in furtherance thereof shall execute and deliver to Seller the Assignment Agreement (as defined below); and

            2.2.2 pay the Closing Cash Consideration to Seller by wire transfer of immediately available funds to an account designated in writing by Seller or by certified or bank cashier's check;

            2.2.3 execute and deliver to Seller a certificate of the Secretary of Purchaser in the form of Exhibit A annexed hereto; and

            2.2.4 execute and deliver to Seller a transition services agreement in the form of Exhibit B annexed hereto (the "Transition Services Agreement").

      2.3 Deliveries of Seller. At the Closing and subject to the terms and conditions set forth herein, Seller shall:

            2.3.1 convey, assign, transfer and deliver to Purchaser all of Seller's right, title and interest in and to the Assets, free and clear of all Liens (other than the Permitted Liens), and in furtherance thereof shall deliver to Purchaser a General Assignment and Assumption Agreement and Bill of Sale in substantially the form attached hereto as Exhibit C (the "Assignment Agreement"), together with such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as Purchaser and its legal counsel shall reasonably request;

            2.3.2  *****


***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

            2.3.3 execute and/or deliver to Purchaser a certificate of the Secretary of Seller in the form of Exhibit D annexed hereto;

            2.3.4 deliver to Purchaser satisfactory evidence that all Liens (other than the Permitted Liens) on any of the Assets have been released and that all consents or waivers from governmental entities and other Persons required in order for Seller to consummate the transactions contemplated hereunder have been received; and

            2.3.5 execute and deliver to Purchaser the Transition Services Agreement.

      2.4   Deliveries of Parent.  At the Closing, Parent shall:

            2.4.1 execute and deliver to Seller a guaranty in the form of Exhibit E annexed hereto (the "Guaranty"); and

            2.4.2 execute and/or deliver to Seller a certificate of the Secretary or Assistant Secretary of Parent and Purchaser in the form of Exhibit F annexed hereto.


                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF SELLER
                                    ---------

            As an inducement to Purchaser and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to, and covenants with, Purchaser and Parent as follows:

            3.1 Organization and Authority. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has full corporate power and authority to own and lease the Assets and to carry on the Business as and where the Assets are now owned or leased and the Business is now conducted, and (c) is qualified to do business as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified, when taken together with all other such failures, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

            For purposes of this Agreement, "Material Adverse Effect" means any change in or effect that, individually or in the aggregate (taking into account all other such changes or effects) is, or is reasonably likely to be, materially adverse to the Business or the liabilities, results of operations or condition (financial or otherwise) of the Assets or Business; provided that (a) the failure to retain or hire employees and the consequences thereof shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing, (b) circumstances, developments, changes in or effects on general economic or financial or securities market conditions in the United States and elsewhere or changes affecting the industry generally in which the Business operates (whether or not such circumstances, developments, changes or effects are the direct or indirect result of the initiation, continuation, escalation or cessation of armed hostilities involving or the declaration of war by or against the United States or its territories), provided that such changes do not affect the Assets or the Business in a materially disproportionate way, shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing, (c) the initiation, continuation, escalation or cessation of armed hostilities against or involving or the declaration of war by or against the United States or its territories shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing, provided that such changes do not affect the Assets or the Business in a materially disproportionate way, (d) any change or effect caused by or relating to, the announcement of the transactions contemplated by this Agreement shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing, (e) any change or effect relating to the Seller's online business and operations shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing, (f) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing and (g) any loss of customers from the Business to Purchaser or Parent shall not itself be deemed to be a Material Adverse Effect or itself be considered in any determination of whether a Material Adverse Effect has occurred or is continuing.

            3.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Seller, the compliance by Seller with the terms and conditions hereof nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the certificate of organization, bylaws or other charter documents of Seller, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Assets or the Business, or any governmental permit or license issued to Seller, (c) violate or be in conflict with, result in a breach or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or except as set forth in Schedule 3.2 annexed hereto, require any consent, authorization or approval under, any term or provision of any Lien, lease, agreement or instrument to which Seller is a party or by which the Business or the Assets are bound, (d) result in the creation of any Lien upon any of the Assets or (e) give to others any rights or interests (including rights of purchase, termination or cancellation) under any such Lien, lease, agreement or instrument, except in the case of (b), (c), (d) or (e) above, for a conflict, breach, default or acceleration that does not render consummation of the Closing illegal and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

            3.3         Power and Authority.

                        3.3.1 Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and carry out all the terms and provisions of this Agreement and to perform its obligations under this Agreement. Seller has taken, or caused to have been taken, all necessary action, corporate or otherwise, to authorize Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Consummation of the transactions contemplated hereby does not require the approval of Seller's stockholders.

                        3.3.2 This Agreement constitutes, and upon the execution and delivery by Seller of the other agreements among the parties referred to herein and each instrument and certificate delivered by Seller pursuant hereto, such agreements, instruments and certificates shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and to general equitable principles (the "Bankruptcy and Equity Exception").

            3.4 Financial Statements. Seller has previously delivered or made available to Purchaser (a) an unaudited balance sheet of the Business as of December 31, 2002 (the "Balance Sheet Date") and an unaudited statement of revenue for the twelve month period then ended for the Business (such financial statements, collectively, the "Financial Statements"). The balance sheet included in the Financial Statements fairly presents, in all material respects, the financial position of the Business as of its date and the statement of revenue included in the Financial Statements fairly presents, in all material respects, the revenue of the Business for the period set forth therein (subject to footnotes and normal year-end audit adjustments), in each case in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied (except for the absence of footnotes and year-end audit adjustments).

            3.5         Title to Property; Encumbrances.

                        3.5.1 Except as set forth on Schedule 3.5.1 annexed hereto, the Assets are all of the assets necessary to conduct the Business of Seller as currently being conducted. Seller has, and upon consummation of the transactions contemplated by this Agreement at the Closing, Purchaser will have, good and marketable title to all of the Assets, real and personal, moveable and immovable, tangible and intangible, free and clear of any and all Liens (other than the Permitted Liens and other than Liens which do not materially affect the value of such property or do not materially interfere with the use of such property by Seller).

                        3.5.2 Seller owns no real property and, with respect to the Business, does not lease or license any personal property to any third party. Schedule 3.5.2 annexed hereto contains a list of all real property leases, licenses and personal property leases relating primarily to the Business under which Seller is the lessee or licensee. All leases and licenses relating primarily to the Business pursuant to which Seller leases or licenses from others real or personal property are valid and subsisting in full force and effect in accordance with their respective terms, and there is not, under any real property lease, personal property lease or license, any existing material default by or event of default (or event that, with notice or passage of time, or both, would constitute a material default by Seller, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). To Seller's knowledge, there is not, under any real property lease, personal property lease or license set forth on Schedule 3.5.2, any existing material default by or event of default (or event that, with notice or passage of time, or both, would constitute a material default) by any other party thereto. Except as set forth in Schedule 3.5.2, no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement.

            3.6         Proprietary Information.

                        3.6.1 Schedule 3.6.1 annexed hereto contains a true and complete list of all Internet domain names, letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to Seller with respect to the foregoing, both domestic and foreign, claimed by Seller and used or proposed to be used by Seller primarily in the conduct of the Business, whether registered or not (collectively herein, "Registered Rights"). Except as described in such Schedule 3.6.1, Seller is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registrable Right with respect to the use thereof in the conduct of the Business or otherwise.

                        3.6.2 Except as set forth on Schedule 3.6.2 annexed hereto, Seller owns, is transferring such ownership to Purchaser hereunder and has the unrestricted right to use every trade secret, customer and supplier list, promotional idea, marketing and purchasing strategy, computer program, discovery, know-how, confidential data and all other intellectual property and information required for the operation of the Business (collectively herein, "Proprietary Information"), free and clear of any right, equity or claim of others. Notwithstanding the foregoing sentence, "Proprietary Information" shall not include the lists owned by customers of the Business, which lists are managed by Seller as part of the Business.

                        3.6.3 Seller has not sold, transferred, assigned, licensed or subjected to any right, Lien, encumbrance or claim of others, any Registrable Rights or Proprietary Information or any interest therein. There are no claims or demands of any Person pertaining to, or any proceedings that are pending or, to the knowledge of Seller, threatened, which challenge the rights of Seller in respect of any Registrable Rights or Proprietary Information.

                        3.6.4 Schedule  3.6.4 annexed hereto  indicates the name
and address of any Person which owns any patent, patent application, trademark, trademark application, trade name or copyright primarily used by Seller in the Business. There are no outstanding Liens, whether written, oral or implied, inconsistent with the transfer of the right, title and interest of Seller in all of Seller's patents, patent applications, trademarks, copyrighted works, trademarks, trade names and service marks which are to be transferred to Purchaser pursuant to this Agreement. All required annuities, renewal fees, maintenance fees, amendments, and/or other filings which are necessary to preserve and maintain in full force and effect the patents, patent applications, trademarks, copyrighted works, trademarks, trade names and service marks identified in such Schedule 3.6.4 have been filed and/or paid. Each of the patents, trademark registrations, copyright registrations, trademarks, trade names and service marks identified in such
Schedule 3.6.4 was obtained in compliance with the statutes, rules and regulations governing the issuance of patents, trademark registrations, copyright registrations, trademarks, trade names and service marks. To Seller's knowledge, the use, marketing and or sale of any products presently used, marketed or sold by the Business do not infringe any patents, trademarks, copyrights or other proprietary rights of any third parties. Seller has furnished or made available to Purchaser a true and complete list of all drawings, sketches and blueprints used by Seller in connection with the Business and has, as of the date hereof, furnished to Purchaser the source codes used by Seller in connection with the Business.

            3.7 Insurance. Seller maintains insurance policies with respect to the operation of the Business ("Insurance Policies") with reputable insurers against such risks and in such amounts as management reasonably has determined to be prudent in accordance with industry practices. To Seller's knowledge, all Insurance Policies are in full force and effect. Schedule 3.7 annexed hereto sets forth a list of all such Insurance Policies maintained by the Seller since May 14, 2001 and a summary description of all claims with respect to the Business made under any such the Insurance Policies since May 14, 2001.

            3.8 Employees and Labor Matters. Schedule 3.8 annexed hereto contains a true and complete list of all current employees of Seller relating primarily to the Business and describes their base compensation, bonuses and other compensation during the twelve months ended December 31, 2002. Except as set forth on Schedule 3.8 annexed hereto, all such employees, as of the date hereof, are actively at work (or on vacation or on temporary sick leave) and no such employee is currently on a leave of absence, suspension, extended sick leave (more than two weeks), short or longer term disability, family leave or military leave. Except as set forth on Schedule 3.8 annexed hereto, none of such Seller's employees is subject to any collective bargaining agreement or any written employment agreement to which Seller is a party or is bound. Except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the Business, the Business is in compliance with all federal and state laws respecting employment and employment practices and has not engaged in any unfair labor practice. To the knowledge of Seller, no union or other labor organization has attempted to organize any of the employees of Seller relating to the Business. Seller is not aware of any worker's compensation or similar claims relating to or involving the Business that has been filed, or threatened to be filed, with Seller or any governmental authority and is currently pending. Seller has made available to Purchaser copies of all currently effective employee handbooks utilized in connection with the Business since May 14, 2001. Since October 31, 2002, there has not been in respect of the Business any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation applicable to employees of the Business. There has not been in respect of the Business any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation.*****

            Each material bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other material plan, policy, agreement or other arrangement that covers current employees or directors of Seller with respect to service for Seller relating primarily to the Business (the "Compensation or Benefit Plans") and any trust agreement or insurance contract forming a part of any such Compensation or Benefit Plans is listed in Schedule 3.8 and has been made available to Purchaser prior to the date hereof. Except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the Business, the Seller is not in default with respect to any Compensation or Benefit Plans. No Compensation or Benefit Plan has terms requiring assumption by Purchase or Parent.

            There are no actions or claims existing or pending (other than routine claims for benefits) to which Seller has received notice or, to Seller's knowledge, threatened with respect to any Compensation or Benefit Plan that could have a material effect on Seller's ability to consummate the transaction or the Assets, and neither Seller nor any other ERISA Affiliate has been notified of any audit or investigation of a Compensation or Benefit Plan by any governmental entity. "ERISA Affiliate" means any entity, trade or business that would be treated as under common control with Seller or as a member of a controlled group including any Seller within the meaning of Section 414 of the U.S. Internal Revenue Code (the "Code") or Section 4001 of the Employee Retirement Income Security Act as from time to time amended ("ERISA").

            No event has occurred and no condition exists with respect to any "multi-employer plan" (as defined in ERISA Section 3(37)) that Seller or any ERISA Affiliate has ever had an obligation to contribute to, that could result in the imposition of a Lien or any other claim against any of the Assets of the Business or for which Purchaser or Parent could have any liability as a result of the transactions contemplated by this Agreement.

            Seller has paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed



***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

could result in the imposition of a Lien or any other claim against any of the Assets of the Business or for which Purchaser or Parent could have any liability as a result of the transactions contemplated by this Agreement.

            3.9         Litigation.  Except  as  disclosed  in any  registration
statement, report, proxy statement or information statement (including all annexes, supplements, restatements and amendments thereto) prepared by Seller since January 28, 2000, and filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "Seller Reports") or except as set forth on
Schedule 3.9 annexed hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to Seller's knowledge, threatened in writing against or affecting the Business or the Assets except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as disclosed in the Seller Reports filed prior to the date hereof or except as set forth on such Schedule 3.9, Seller is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign). The Seller Reports disclose that the SEC and Nasdaq have undertaken an investigation of certain acts or omissions pertaining to Seller and certain former officers and directors of Seller (the "SEC Investigation"). To Seller's knowledge, the SEC
Investigation has not involved the Business in any respect. To Seller's knowledge, the subject matter of the SEC Investigation relates to Seller's online business and does not relate to the Business in any respect.

            3.10        Taxes.

                        3.10.1 Seller: (1) has or will have filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) relating to the Business or the Assets required to be filed by it and all such filed Tax Returns are or will be complete and accurate in all material respects; (2) except for Taxes properly and adequately reserved for on its financial statements in accordance with GAAP, has timely paid all Taxes relating to the Business or the Assets due and payable by it and (3) has withheld from amounts owing to any employee, creditor or other Person all Taxes relating to the Business or the Assets required by applicable laws to be withheld and has paid over to the proper governmental authority all such withheld amounts to the extent due and payable, except where the failure to file such Tax Returns or pay or withhold such Taxes or the failure of such Tax Returns to be complete and accurate in all material respects would not be reasonably likely to have a Material Adverse Effect;

                        3.10.2 There are not pending or, to Seller's knowledge, threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Seller relating to the Business.

                        3.10.3 No deficiencies for any Taxes relating to the Business have been proposed, asserted or assessed against Seller, which have not been fully paid or adequately provided for in the appropriate financial statements of Seller.

                        3.10.4 No waivers or comparable consents of the time to assess any Taxes relating to the Business are outstanding, and no power of attorney granted by Seller with respect to any Taxes relating to the Business is currently in force.

            As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") shall mean all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other Taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any governmental authority.

            3.11 No Undisclosed Liabilities. Except (a) to the extent set forth or provided for in the Financial Statements, (b) as set forth on Schedule
3.11 annexed hereto or (c) for current liabilities incurred since the Balance Sheet Date in the usual and ordinary course of business (none of which, individually or in the aggregate, are material to the Assets or the Business), the Business has no debts, liabilities or obligations of the type to be disclosed on a financial statement prepared in accordance with GAAP or in notes thereto that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. All of the Assumed Liabilities have arisen in the ordinary course of business of the Business.

            3.12 Permits, Licenses, Etc. Except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, Seller possesses, and is operating the Business in compliance with, all material franchises, licenses, permits, certificates, authorizations, rights and other approvals of governmental bodies, agencies and instrumentalities thereof necessary to conduct the Business as currently conducted (the "Permits").
Schedule 3.12 annexed hereto sets forth a list of all such Permits. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any material Permit and no material Permit will require the consent of its issuing authority to, or as a result of, the consummation of the transactions contemplated hereby.

            3.13 Consents. All consents, authorizations and approvals of any court, governmental body or agency or instrumentality thereof or any arbitrator or any other Person necessary to the consummation of the transactions contemplated by this Agreement

("Required Consents"), except as described in Schedule 3.13(a) annexed hereto, have been duly obtained. Seller has listed the Required Consents in Schedule 3.13(b) annexed hereto.

            3.14 Material Contracts. Schedule 3.14 annexed hereto contains a true and complete list of all material Contracts (other than purchase orders from advertisers) relating primarily to the Business (collectively, "Material Contracts") to which Seller is a party or by which Seller, the Business or the Assets are bound or affected. For purposes of this Section 3.14, any Contract shall be deemed "material" if it (a) involves performance by any party more than 90 days after the date hereof, (b) involves payments to or receipts by Seller in excess of $25,000 or (c) restricts Seller from carrying on the Business. All such Material Contracts are valid and effective in accordance with their terms. Neither Seller, nor to the knowledge of Seller, any other party is in material breach of or in material default under any of the Material Contracts.

            3.15 Compliance with Law. Except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or except as set forth on Schedule 3.15, the Business has not been conducted and is not being conducted in violation of any applicable material federal, state or local statute, law, rule, regulation, ordinance, permit, order, decree of, or other lawful obligation imposed by, any court or governmental authority or instrumentality. Except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, Seller has made all required registrations and filings with all applicable material federal, state and local government authorities relating to the Business as currently conducted. Seller has not received notice nor has knowledge of any violation of any applicable zoning regulation, zoning ordinance or land use law or regulation (including setback requirements) relating to the Business or any real property owned, operated or leased by Seller.

            3.16        Absence  of  Certain  Changes.  Except  as set  forth on
Schedule 3.16 annexed hereto or in the Seller Reports filed prior to the date hereof, since the Balance Sheet Date:

                        3.16.1  there  has  been  no  material   change  in  the
business, assets, liabilities, results of operations or financial condition of the Business or Seller relating to the Business;

                        3.16.2 there has been no material damage, destruction or loss to the material properties relating to the Business, whether or not covered by insurance;

                        3.16.3 the Business has been operated in the ordinary course and consistent with its prior practices, and not otherwise;

                        3.16.4 the Assets have been maintained in good order, repair and condition, ordinary wear and tear excepted;

                        3.16.5 with respect to the Business, there has not been any change in accounting methods, principles or practices affecting in any material respect the Assets, the Assumed Liabilities or the Business other than as required by GAAP or applicable laws or as disclosed in the Seller Reports filed prior to the date hereof;

                        3.16.6 there has been no dividend or other distribution or purchase or redemption of securities which has reduced the assets used in the Business;

                        3.16.7 there has been no strike, labor stoppage, labor dispute or threat of strike, labor stoppage or labor dispute involving any employees of the Business, or any attempt or threat to organize or unionize the employees of the Business;

                        3.16.8 there has been no increase or decrease in the rates of compensation payable to any of the officers, employees or agents of the Business over or under the rates in effect during the twelve months ended on the Balance Sheet Date, other than general increases not in excess of five percent (5%) made in accordance with past practices;

                        3.16.9  there  has  been  no  execution,   amendment  or
termination of any material Contract to which the Seller (with respect to the Business) is a party or by which it may be bound;

                        3.16.10 there has been no catastrophic event, such as, but not limited to, fire, explosion, earthquake, accident, flood, cancellation or threatened cancellation of insurance policies (including without limitation workmen's compensation and health insurance), condemnation, act of God or public enemy, riot or civil disturbance, affecting the Assets or the Business; and

                        3.16.11 no governmental authority or agency has taken any position materially adverse to any aspect of the Business.

            3.17 Customers. Schedule 3.17 annexed hereto contains a complete and accurate list setting forth, for the twelve months prior to the Balance Sheet Date, the top fifteen (15) customers of the Business (the "Major Customers"), the total dollar amount of business transacted with each of the Major Customers during such period, and, if applicable, the reasons such contracts were terminated. Except as set forth in such Schedule 3.17 annexed hereto, the Seller has not been notified that any of the Major Customers intends to terminate or change significantly its relationship with the Business on or after the Closing Date.

            3.18 Affiliations. Except as set forth on Schedule 3.18 annexed hereto or in the Seller Reports filed prior to the date hereof, none of Seller, any officer, director or employee of Seller or any associate or affiliate of Seller or any of such Persons has, directly or indirectly, (a) an interest in any corporation, partnership or other entity that (i) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold to or by

Seller relating to the Business or (ii) purchases from or sells or furnishes, or proposes to purchase from or sell or furnish, to Seller any goods or services relating to the Business or (b) a beneficial interest in any entity which has a Contract relating to the Business to which Seller is a party or by which it or any Assets are bound or affected.

            3.19 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated in this Agreement, except that Seller has employed, and incurred a fee to, Allen & Company Incorporated. Seller acknowledges that neither Purchaser nor Parent has any obligations to pay any portion of such fee.

            3.20 Other Intangibles. All documentation relating to customers lists, processes, computer programs and other technical data used primarily in the Business is included within the records to be transferred to Purchaser hereunder. Except as set forth on Schedule 3.20 annexed hereto, Seller is the sole owner of each of such documents and all of its trade secrets free and clear of any Liens, encumbrances, restrictions or legal or equitable claims of others. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, including without limitation appropriate notice to and/or agreements with its employees and any other person who may have had access to such trade secrets. All of Seller's material trade secrets pertaining to the Business have been communicated to Purchaser.




                                   ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT
             ------------------------------------------------------

            Each of Purchaser and Parent hereby represents and warrants to Seller as follows:

            4.1 Organization and Good Standing. Each of Purchaser and Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has full corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified, when taken together with all other such failures, is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the business, liabilities, properties, assets or condition (financial or otherwise) of Parent.

            4.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Purchaser or Parent, the compliance by Purchaser or Parent with the terms and conditions hereof nor the consummation by Purchaser and Parent of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other charter documents of Purchaser or Parent, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to Purchaser or Parent, (c) violate or be in conflict with, result in a breach or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained which have been, or prior to the Closing will be, duly obtained by Purchaser) under, any term or provision of any Lien, lease, agreement or instrument to which Purchaser or Parent is a party or by which Purchaser or Parent or the assets of Purchaser or Parent are bound, (d) result in the creation of any Lien upon any of the assets of Purchaser or Parent or (e) give to others any rights or interests (including rights of purchase, termination or cancellation) under any such Lien, lease, agreement or instrument, except in the case of (b), (c), (d) or (e) above, for a conflict, breach, default or acceleration that does not render consummation of the Closing illegal and is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the business, liabilities, properties, assets or condition (financial or otherwise) of Parent.

            4.3         Power and Authority.

                        (a) Each of Purchaser and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and carry out all the terms and provisions of this Agreement and to perform its obligations under this Agreement. Each of Purchaser and Parent has taken, or caused to have been taken, all necessary action, corporate or otherwise, to authorize Purchaser's and Parent's, as the case may be, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Consummation of the transactions contemplated hereby does not require the approval of the stockholders of Parent or Purchaser.

                        (b) This Agreement constitutes, and upon the execution and delivery by each of Purchaser and Parent of the other agreements among the parties referred to herein and each instrument and certificate delivered by each of Purchaser and Parent pursuant hereto, such agreements, instruments and certificates shall constitute, the legal, valid and binding obligations of Purchaser or Parent, as the case may be, enforceable against Purchaser and Parent in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

            4.4 Consents. All necessary consents, authorizations and approvals of any court, governmental body or agency or instrumentality thereof or any arbitrator or any other Person relating to Purchaser's or Parent's consummation of the transactions contemplated by this Agreement have been duly obtained.

            4.5 Brokers and Finders. None of Purchaser, Parent or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated in this Agreement. Each of Purchaser and Parent acknowledges that Seller has no obligation to pay any portion of such fee and shall indemnify, defend and hold Seller harmless from any claim with respect to such fee.


                                   ARTICLE V.
                            COVENANTS OF THE PARTIES.
                            -------------------------

            5.1 Online Services. It is understood that no provision in this Agreement is intended to preclude Seller, Parent or Purchaser from providing online services either prior or subsequent to the Closing.

            5.2         Covenant Against Competition.

                        5.2.1 Prohibited Acts. Seller hereby agrees that from and after the Closing Date, it will not, directly or indirectly, whether through an affiliated company or otherwise, in any capacity whatsoever, do any of the following:

                               (a) At any time during the first twenty-four (24)
months after the Closing, engage, directly or indirectly,  in any business which
(i) operates an offline list marketing services business, consisting of one or more of list management services, database enhancement services, list rental fulfillment services, modeling and analytical services or list maintenance hygiene services (but expressly excluding email list management, email brokerage and all other online services) and (ii) does business anywhere in the United States.

                               (b) Except as  required by law or pursuant to the
SEC Investigation, at any time disclose or furnish to any third parties any confidential information concerning the Assets, the Assumed Liabilities and/or the Business, including without limitation any trade secrets, the names of customers or suppliers, the methods of operations, pricing, the techniques of distribution or any other similar information;

                               (c) For a  period  of two  (2)  years  after  the
Closing, cause or induce any person employed by the Business at any time to leave his or her employment with the Business except with the written consent of Purchaser; or

                               (d) For a  period  of two  (2)  years  after  the
Closing, use the name "MaxDirect" or any name substantially equivalent thereto (it being understood that the use of the names "MaxWorldwide," "Max " or "MaxOnline" shall not violate this Section 5.2.1(d)).

                        5.2.2 Damages for Breach. Seller hereby acknowledges that the covenants contained in Section 5.2.1 are of the essence of this Agreement and that if it violates any such covenants, monetary damages would be inadequate. Seller hereby agrees that in the event of any such violation, Purchaser and Parent shall be entitled to injunctive relief, as a matter of right, and to all other remedies and rights to which Purchaser and Parent may be entitled at law or in equity and under this Agreement.

                        5.2.3 Other Matters. Seller agrees that each of the provisions of this Section 5.2, including without limitation the period of time, geographical area and types and scope of the restrictions on Seller's activities specified herein, are intended to be and shall be divisible. Seller further acknowledges the reasonableness of these provisions as an integral part of the terms of this Agreement. If any provision of this Section 5.2 (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this Section 5.2 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the applicable law as it shall then appear.

            5.3         Employees.

                        5.3.1 Purchaser or Parent shall have extended offers to all of Seller's employees of the Business (the "Potentially Transferred Employees"), on the terms and conditions set forth below, of employment and none of such offers shall be withdrawn prior to the Closing. Each offer of employment to the Potentially Transferred Employees shall be for a substantially similar position as such Potentially Transferred Employees held immediately prior to the Closing, for employment on an "at-will" basis, and for at least the same base salary or regular wage and target bonus and commissions, if applicable, as such Potentially Transferred Employees received immediately prior to the Closing; provided, however, that on and after the first anniversary of the Closing such base salary or regular wage, position and all other compensation and benefits shall be otherwise determined in the sole discretion of the Purchaser or Parent or any of their respective successors or assigns. Notwithstanding the foregoing, subject to Section 5.3.4, Purchaser shall have the right to terminate the services of any such Potentially Transferred Employee at any time in its discretion. Purchaser or Parent may, in compliance with applicable law, interview and conduct background investigations with respect to all Potentially Transferred Employees. Potentially Transferred Employees who accept Purchaser's or Parent's offer of employment and commence such employment with the Purchaser or Parent, as the case may be, upon the Closing are heretofore and hereinafter collectively referred to as the "Transferred Employees." Effective on the Closing Date, Seller shall, and hereby does, release all Transferred Employees from any of their post-Closing obligations under any employment, non-compete and/or confidentiality agreement previously entered into between the Seller and such Transferred Employees solely to the extent necessary to allow such Transferred Employees to serve Purchaser or Parent, or their successors or assigns; provided, however, that Seller is not hereby releasing any Transferred Employee from any employment, non-compete or confidentiality agreement as such agreement relates to any portion of Seller's or its affiliates' businesses other than the Business.

                        5.3.2 Each of Purchaser and Parent shall recognize each of the Transferred Employees' service with Seller and Novus List Marketing prior to the Closing as service with the Purchaser or Parent, as the case may be, in connection with any pension plan, 401(k) savings plan or other employee benefit plans (including vacations and holidays) maintained and made available by the Purchaser or Parent, as the case may be, following the Closing in which such Transferred Employees elect to participate solely for purposes of vesting and eligibility (but excluding benefit accruals other than for vacation and sick day accruals). Each of Purchaser and Parent shall cause any welfare benefit plan that such Transferred Employees may be eligible to participate in after the Closing maintained by the Purchaser or Parent, as the case may be, to the extent not prohibited by applicable laws, to waive any preexisting condition limitation, exclusion or waiting period for Transferred Employees and their dependents, to the same extent such limitations, exclusions or waiting periods were satisfied, covered or waived under similar Seller's welfare benefit plans prior to the Closing. Each of Purchaser and Parent shall also recognize each of the Transferred Employees' service with Seller prior to the Closing as service with the Purchaser or Parent, as the case may be, in connection with the paid vacation policy maintained by Purchaser or Parent, as the case may be.

                        5.3.3 Seller shall take all reasonable actions (including, without limitation, amendment of Seller's 401(k) plan), necessary to permit lump sum or eligible rollover distributions to be made to Transferred Employees of their account balances under Seller's 401(k) plan within a reasonable period of time following the Closing.

                        5.3.4 In the event that any Transferred Employee is dismissed by Parent or Purchaser without cause under circumstances in which such Transferred Employee would be entitled to receive severance under Parent's severance plans or policies, Parent shall cause such Transferred Employee to receive severance under Parent's severance plans and policies as if such Transferred Employee had been retained by Parent from the date such Transferred Employee commenced service with Seller, or if earlier, the date such Transferred Employee commenced service with Novus List Marketing. Except as otherwise expressly provided herein and except for any probationary periods applicable to Parent's employee benefit plans, during the first twelve months after the Closing, the Transferred Employees in Purchaser's employ shall be entitled to participate in the same, or substantially the same, employee benefit plans as the employee benefit plans in which Parent's employees generally participate.

                        5.3.5 This Section 5.3 confers no legal rights or responsibilities upon any Person other than Purchaser, Parent and Seller. Without further limitation, no past, present or future employee of either Purchaser, Parent or Seller shall have any rights hereunder.

                        5.3.6 Except as set forth in Section 6.3.6, neither Purchaser nor Parent shall adopt, maintain, sponsor contribute to or have any obligation whatsoever under or with respect to any Compensation or Benefit Plan, including without limitation the Seller's Offline 2001 and 2002 Bonus Plan, or any other benefit plan maintained by or on behalf of the Seller. Except as set forth in Section 6.3.6, Seller shall remain solely responsible for all obligations under the Compensation or Benefit Plans, including without limitation the Seller's Offline 2001 and 2002 Bonus Plan, and any other benefit plan maintained by or on behalf of the Seller.

            5.4         Taxes.

                        5.4.1 Responsibility. Any Tax liability with respect to the Business or the Assets relating to any period prior to the Closing Date (including Taxes occasioned by the recapture of depreciation and Tax credits) and any Tax liability with respect to the transactions contemplated hereby will be the responsibility of and will be paid by Seller.

                        5.4.2 Access. Each party shall provide the other with access to all relevant documents and other information that may be needed by such other party for the purpose of preparing Tax Returns or responding to an audit by any governmental authority with respect to the Business or the Assets. Such access will be provided during normal business hours.

            5.5 MaxDirect. For a period of one year after the Closing Date, Purchaser and Parent may include the statement "formerly MaxDirect" when referring to the Business in press releases or other marketing or promotional materials.

            5.6 Reporting. During the 395 days following the Closing, in order to permit Seller to monitor the conditions relating to the payment of the Earnout, Parent shall, at its expense, within thirty (30) days of the end of each calendar month after the Closing, deliver to Seller a certificate of its Chief Financial Officer setting forth in reasonable detail the Revenue for such calendar month. In addition, during the first year following the Closing, Parent shall, at its expense, within fifteen (15) days following the end of each calendar month after the Closing, deliver to Seller the report of Additional Cash Consideration as described in more detail in Section 1.2.2. Promptly, but in no event more than ten (10) days, after the date hereof, the Seller shall deliver to the Purchaser a reasonably detailed report setting forth the dollar amount of each Account Receivable as of the Closing.

            5.7*****



***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

            5.8 Non-Compete Agreement. The Seller has delivered to the Purchaser a copy of a Non-Compete Agreement, dated as of May 14, 2002, by and between Seller and Novus List Marketing LLC (the "Non-Compete Agreement"). At the Purchaser's request, the Seller shall, during the term of the Non-Compete Agreement, take all steps reasonably designated by the Purchaser to enforce the Non-Compete Agreement, including, without limitation, executing any and all documents reasonably acceptable to Seller necessary to enable the Purchaser to enforce the Non-Compete Agreement. The Purchaser shall reimburse the Seller for all out-of-pocket expenses incurred by the Seller in taking such actions at the Purchaser's request.

            5.9 Software Cross-License and Support Agreement. The Seller has delivered to the Purchaser a copy of a Software Cross-License and Support Agreement by and among MIH, Inc., Henry Cousineau, III, Novus List Marketing, LLC, Novus Print Media Inc. and Seller dated as of May 14, 2001 (the "Support Agreement"). At the Purchaser's request, the Seller shall, during the term of the Support Agreement, take all steps reasonably designated by the Purchaser to enforce Section 3 of the Support Agreement, including, without limitation, executing any and all documents reasonably acceptable to Seller necessary to enable the Purchaser to enforce the Support Agreement. The Seller shall use reasonable commercial efforts to obtain a license or sub-license under the Support Agreement to access data relating to the Business stored pursuant to the Mercury and Clipper systems. The Purchaser shall reimburse the Seller for all out-of-pocket expenses incurred by the Seller in taking such actions at the Purchaser's request.

            5.10 Payment of Amounts Collected. From and after the date hereof, the Seller shall pay to the Purchaser by check or wire transfer of immediately available funds to an account designated in writing by the Purchaser all amounts received by the Seller with respect to all Accounts Receivable assigned to the Purchaser hereunder. Contemporaneously, the Seller shall deliver to the Purchaser copies of all relevant documentation with respect to such payments. The Seller shall provide to the Purchaser (upon reasonable notice to the Seller and during normal business hours) access to the Seller's books and records as they relate to the receipt by the Seller of any payments on the Accounts Receivable.

            5.11 No Liability. Provided that the Seller performs its obligations under Sections 5.7, 5.8 and 5.9, the Seller shall have no liability to the Purchaser or the Parent (a) *****, (b) under the Non-Compete Agreement if Novus List Marketing LLC fails to perform thereunder or (c) under the Support Agreement if MIH, Inc., Henry Cousineau, III, Novus List Marketing or LLC, Novus Print Media Inc. fail to perform thereunder.

            5.12 Letter of Credit. Within ninety (90) days from the date hereof, the Purchaser or the Parent shall obtain the consent and approval of the customer holding the Letter of Credit to terminate the Letter of Credit.


                                   ARTICLE VI.
                            SURVIVAL; INDEMNIFICATION
                            -------------------------

            6.1 All representations, warranties and agreements made by Seller, Parent or Purchaser in this Agreement, the schedules annexed hereto, the documents delivered at the Closing and in any certificates delivered pursuant hereto or thereto will survive the Closing; provided, however, that any such representations and warranties shall survive only for the applicable "Survival Period" (as hereinafter defined), and shall thereafter be of no further force or effect. Seller, Parent and Purchaser shall be entitled to rely upon the representations and warranties made by each other in this Agreement regardless of any information or knowledge obtained in the course of any investigation or otherwise, and shall be entitled to all available rights and remedies at law and in equity in the event of the breach of any such warranties or representations made by such other party. Additionally, the parties agree that the indemnification obligations set forth in this Article VI shall survive with respect to all claims for indemnification made within the applicable Survival Period until finally determined in accordance with the terms hereof. The representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation, verification, or examination by any party hereto or by any Person acting on behalf of any such party. For purposes of this Agreement, the representations in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 shall have a "Survival Period" ending on the last day on which claims may be brought under this Agreement under any applicable statute of limitations, the representations in Section 3.10 shall have a "Survival Period" ending on the last day on which claims may be brought against the Seller or the Purchaser under any applicable statute of limitations governing Tax matters, the representations in Section 3.6 shall have a "Survival Period" ending two (2) years from the date hereof and all other representations herein shall have a "Survival Period" ending eighteen (18) months from the date hereof.

            6.2 Indemnification of Purchaser and Parent. Upon consummation of the Closing, Seller will indemnify, defend and hold Purchaser and Parent and their respective officers and directors harmless from and against:

                        6.2.1 All claims, costs, losses, suits, proceedings, judgments, out-of-pocket expenses (including without limitation reasonable attorneys' fees) and damages



***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

(collectively, "Losses") caused by or arising out of the material untruth, inaccuracy or breach of any Unqualified Representation or Warranty (or any material omission therefrom) made by Seller in this Agreement, the documents delivered by Seller at the Closing or any other documents or certificates delivered pursuant hereto or thereto and all Losses caused by or arising out of the untruth, inaccuracy or breach of any Qualified Representation or Warranty (or any omission therefrom) made by Seller in this Agreement, the documents delivered by Seller at the Closing or any other documents or certificates delivered pursuant hereto or thereto; and

                        6.2.2 All Losses arising out of or relating to (i) any failure by Seller or any shareholder of Seller to pay or discharge any Tax liabilities relating to the Business or the Assets arising on or before the Closing Date, (ii) any failure to comply with bulk sales laws (excluding bulk sales laws under the Uniform Commercial Code) enforced by any Taxing authority in connection with the transactions contemplated hereby, (iii) any breach by Seller of any covenant or agreement made by Seller hereunder and (iv) claims based on any of the following:

                           (a) Any claim for any commission or finders' fee with
respect to the transactions contemplated hereby from any broker engaged by or on behalf of Seller or its shareholders;

                           (b) Any claim  arising with respect to any  liability
of Seller not expressly assumed by the Purchaser hereunder;

                           (c) Any claim  arising  after the Closing  Date under
any lease, contract or purchase order of the Seller other than any liability identified or described in Schedule 1.1.3;

                           (d) Any claim by any governmental  authority relating
to the SEC Investigation; and

                           (e) Any  claim  based  on any  employment  agreement,
Compensation and Benefit Plan or other employment arrangement or benefit applicable to the Business in effect at or prior to the Closing Date except for those liabilities assumed by Purchaser pursuant to Section 5.3.

            6.3 Indemnification of Seller. Upon consummation of the Closing, Purchaser and Parent will indemnify, defend and hold Seller and the officers and directors of the Seller harmless from and against:

                        6.3.1 All Losses caused by or arising out of the material untruth, inaccuracy or breach of any Unqualified Representation or Warranty (or any material omission therefrom) made by Purchaser in this Agreement, the documents delivered by Purchaser and Parent at the Closing or any other documents or certificates delivered pursuant hereto or thereto and all Losses caused by or arising out of the untruth, inaccuracy or breach of any Qualified Representation or Warranty (or any omission therefrom) made by Purchaser in this Agreement, the documents delivered by Purchaser and Parent at the Closing or any other documents or certificates delivered pursuant hereto or thereto;

                        6.3.2 All Losses arising from any breach by Purchaser or Parent of any covenant or agreement made by Purchaser or Parent hereunder

                        6.3.3 All Losses arising out of any claim for any commission or finders' fee with respect to the transactions contemplated hereby from any broker engaged by or on behalf of Purchaser or Parent or their shareholders;

                        6.3.4 All Losses arising out of or relating to the failure by the Purchaser to pay or discharge any of the Assumed Liabilities;

                        6.3.5 All Losses relating to the Purchaser's operation of the Business after the Closing, but only with respect to liabilities arising after the Closing;

                        6.3.6 All payments required to be made by the Seller or its affiliates to Potentially Transferring Employees under the Seller's accrued vacation plan or policy, provided that (a) such payments are required to be made as a result of the transactions contemplated hereby and (b) in no event shall Purchaser or Parent be required to pay more than a total of $19,263 pursuant to this Section 6.3.6; and

                        6.3.7 All Losses arising out of Purchaser's or Parent's use, transfer or other disposition of the Software Licenses set forth on
Schedule 3.2 hereto on or after the Closing Date (including, without limitation, claims of unlicensed or unauthorized use of such Software Licenses).

            6.4 Limitations. Notwithstanding any provision herein to the contrary:

                        6.4.1 No claim for indemnification shall be brought under Section 6.2.1 or 6.3.1 unless the aggregate amount of Losses for all claims brought under Section 6.2.1 or 6.3.1, whichever is applicable, shall exceed $50,000 (the "Indemnity Basket"), in which case the indemnification available hereunder shall not include the first $50,000 of such Losses.

                        6.4.2 The maximum amount of indemnification payable under either Section 6.2.1 or Section 6.3.1 (the "Indemnity Cap") shall be the Purchase Price actually paid by Purchaser hereunder from the Closing through and including the date of such claim for indemnification; provided, however, should Seller be entitled to receive from Purchaser additional amounts thereafter which constitute part of the Purchase Price, such additional amounts shall be recoverable by Purchaser to the extent that Purchaser has incurred Losses indemnifiable hereunder for which Purchaser has not received indemnification hereunder.

                        6.4.3 No claim shall be made for indemnification pursuant to Section 6.2.1 or 6.3.1 after the expiration of the applicable Survival Period. Notwithstanding any provision herein to the contrary, neither the Indemnity Basket nor the Indemnity Cap shall apply to any claim for Losses relating to or arising from the provisions of Section 1.2 or from the breach of any other covenant in this Agreement. Furthermore, notwithstanding any provision herein to the contrary, neither Seller, on one hand, nor Purchaser or Parent, on the other hand, shall have any liability to indemnify the other for any Losses resolved by the parties pursuant to Section 1.2.3.

            6.5 Procedures for Third-Party Claims. In the case of any claim for indemnification arising from a claim of a third party, an indemnified party shall give written notice, within twenty (20) days following such indemnified party's receipt of such claims or demand, to the indemnifying party of any claims or demand of which such indemnified party has knowledge and as to which it may request indemnification hereunder; provided, however, that the failure to provide notice within such twenty (20) day time period shall reduce the indemnification obligations of the indemnifying party only to the extent that the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to defend and to direct the defense against any such claims or demand, in its name or in the name of the indemnified party, as the case may be, at the expense of the indemnifying party, and with counsel selected by the indemnifying party unless (i) such claim or demand seeks an order, injunction or other equitable relief against the indemnified party, or (ii) the indemnified party shall have reasonably concluded that (x) there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of the defense of such claim or demand or (y) the indemnified party has one or more defenses not available to the indemnifying party. Notwithstanding anything in this Agreement to the contrary, the indemnified party shall, at the expense of the indemnifying party, cooperate with the indemnifying party, and keep the indemnifying party fully informed, in the defense of such claim or demand. The indemnified party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or
(ii) of the second preceding sentence or as to which the indemnifying party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the indemnifying party. The indemnifying party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

            6.6 Fees and Expenses. In the event that any claim for indemnification hereunder results in litigation that is not resolved prior to the rendering of a judgment thereunder, the successful party in such litigation shall be entitled to receive from the other party in such litigation compensation for all reasonable attorneys' fees and expenses incurred by such successful party in connection with such litigation.

            6.7 Exclusive Remedy. Except for fraud and except with respect to the provisions of Section 1.2, and subject to any party's right for equitable relief, the indemnification provisions of this Article VI shall constitute the sole and exclusive remedy of the parties hereto for any Losses arising under Sections 6.2.1 and 6.3.1, and the parties each waive any other remedy which they or any other Person entitled to indemnification hereunder may have at Law or otherwise with respect to such Losses.

            6.8 Definitions. For purposes of this Article XI, the term "Qualified Representation and Warranty" means any representation or warranty that is qualified by concepts of materiality or Material Adverse Effect and the term "Unqualified Representation and Warranty" means any representation or warranty that is not so qualified.


                                   ARTICLE VII
                               GENERAL PROVISIONS
                               ------------------

      7.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

      7.2 Bulk Sales Law Compliance. Seller shall not be liable to Purchaser or Parent for failure to comply with the bulk sales laws, other than bulk sales laws enforced by any Tax authority.

      7.3 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the addresses set forth on the signature page hereto.

      7.4 Publicity; Non-Disparagement. Without the prior consent of the other parties hereto, no party shall, and each party shall cause its directors, officers, senior employees and advisors not to, make any public statement or press release or statement to any Person (other than such party's advisors, financing sources, employees, officers and directors and other Persons with a need to know such information) with respect to the terms of this Agreement or with respect to any other party's purposes for entering into this Agreement; provided, however, that if a disclosure is required by law (including the securities laws), the party required to make such disclosure shall be permitted to make such disclosure as it reasonably believes is required and thereafter the information so disclosed shall not be covered by this Section 7.4. No party hereto shall disparage (a) any other party hereto, (b) such other party's directors, officers or affiliates or (c) the Business. The covenants set forth in this Section 7.4 shall terminate two (2) years from the date hereof.

      7.5 Further Assurances. Each party will from time to time at the request of the other parties, whether on or after the Closing Date, do, make, execute, acknowledge and deliver (or cause the doing of the same) all such other further acts and instruments of conveyance, assignment, transfer and consent as may reasonably be required for the more effective implementation of any of the transfers or transactions contemplated herein.


      7.6 Attorneys' Fees. If any litigation shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party or parties its reasonable attorneys' and other fees as fixed by the court.

      7.7 Risk of Loss. The risk of loss by fire or other casualty with respect to the Assets to be transferred hereunder shall remain with Seller until 12:01 a.m. of the day following the Closing Date.

      7.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      7.9 No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable laws.

      7.10 No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

      7.11 Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      7.12 Headings. The article and section headings used herein are inserted for reference purposes only and shall not in any manner affect the meaning or interpretation of the terms of this Agreement.

      7.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to choice of law principles.

      7.14 Modification or Amendment. Subject to the provisions of applicable laws, the parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

      7.15 Complete Agreement. This Agreement, including the exhibits, annexes and schedules hereto (a) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the parties hereto with regard to the subject matter hereof including, without limitation, that letter dated November 5, 2002 from Purchaser to Seller but expressly excluding that certain Confidentiality Agreement dated October 29, 2002 (the "Confidentiality Agreement") by and between Seller and Parent, the provisions of which shall survive execution and delivery of this Agreement and continue in full force and effect in accordance with the terms contained therein; (b) is not intended to confer upon any Person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; and (c) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute a single agreement.

      7.16 Waiver of Jury Trial. Each party hereto ("Party") hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 7.16.

      7.17 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any federal court located in the State of New York and any New York state court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any agreement ancillary hereto or any transaction contemplated hereby or thereby. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth herein shall be effective service of process, summons or notice for any such suit, action or proceeding pursuant to this Section. Each Party irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            [ASSET PURCHASE AGREEMENT]

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

L90, INC.,
a Delaware corporation doing business as "MaxWorldwide"


By: /s/ Mitchell Cannold
   ----------------------------
Name:  Mitchell Cannold
Title: President & CEO

Address for Notices:
MaxWorldwide, Inc.
Attention: General Counsel
50 West 23rd Street
4th Floor
New York, NY 10010
Telecopy: (212) 404-1040


AMERICAN LIST COUNSEL, INC.,
a New Jersey corporation

By: /s/ Donn Rappaport
   ----------------------------
Name:  Donn Rappaport
Title: Chairman and Chief Executive Officer

Address for Notices:
4300 US Highway 1
CN 5219
Princeton, New Jersey 08543
Attn: Mr. Donn Rappaport and Mr. Peter De Rosa
Telecopy: 609-580-2888

and a copy to:

Peter H. Ehrenberg
Lowenstein Sandler PC
65 Livingston Avenue
Roseland,  New Jersey 07068
Telecopy: 973-597-2351

DATA MARKETING NEW ENGLAND, INC.,
A New Jersey  corporation


By: /s/ Donn Rappaport
   ----------------------------
Name:  Donn Rappaport
Title: Chairman and Chief Executive Officer

Address for Notices:
4300 US Highway 1
CN 5219
Princeton, New Jersey 08543
Attn: Mr. Donn Rappaport and Mr. Peter De Rosa
Telecopy: 609-580-2888


and a copy to:

Peter H. Ehrenberg
Lowenstein Sandler PC
65 Livingston Avenue
Roseland,  New Jersey 07068
Telecopy: 973-597-2351

                                    EXHIBITS

Exhibit     Description
-------     -----------

A           Certificate of the Secretary of Purchaser

B           Transition Services Agreement

C           General Assignment and Assumption Agreement and Bill of Sale

D           Certificate of the Secretary of Seller

E           Guaranty

F           Certificate of the Secretary of Parent